BDO McCabe Lo Limited
Certified Public Accountants
德豪嘉信會計師事務所有限公司

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong
Telephone: (852) 2541 5041
Facsimile : (852) 2815 2239

香港干諾道中111號
永安中心25樓
電話：(852) 2541 5041
傳真：(852) 2815 2239

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

China Expert Technology, Inc.
Room 2611-13, Great Eagle Centre
23 Harbour Road
Wanchai
Hong Kong

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 3, 2007, relating to the consolidated financial statements of China Expert Technology, Inc. (the "Company"), appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO McCabe Lo Ltd.

BDO McCabe Lo Limited

Hong Kong, May 31, 2007